EXHIBIT 2.1

PLAN AND ARTICLES OF MERGER

This Plan and these Articles of Merger are hereby adopted by Sun Investments, Inc., a Utah corporation (hereinafter "SII"), and Swiss Technique, Inc., a Nevada corporation (hereinafter "STI") This Plan and these Articles of Merger are adopted pursuant to Section 78.486, Nevada Revised Statutes as amended; and Section 16-10-72, Utah Code Annotated, 1953, as amended; all of such laws including the laws of Nevada expressly permit the merger described herein; subject to and pursuant to all of the terms and conditions as set forth herein.

I.	PARTIES TO THE AGREEMENT

The parties to the Agreement are those corporation referred to in the introductory paragraph hereof.

SII owns 100% of the issued and outstanding common stock of STI.

SII is to be merged into STI; and STI shall be and is hereinafter designated as the "Surviving Corporation."

II.	TERMS AND CONDITIONS OF MERGER

The merger shall be deemed effective when this Plan and these Articles have been delivered to and filed with the Secretary of State for the State of Nevada.

The laws which are to govern the terms of this merger are the laws of Nevada and the laws of Utah. The Surviving Corporation shall be a Nevada corporation and shall be governed by the laws of a Nevada and shall be continued to be governed by its existing Articles of Incorporation on file in the State of Nevada.

Upon the effective date of this merger, the following results shall occur:

1. The two corporations which are parties to this Plan of Merger shall become a single corporation, which shall be the Surviving Corporation, namely STI, a Nevada corporation, as

2.  	The separate existence of SII shall cease.

3.	  The Surviving Corporation as designated herein shall have
the rights, privileges, immunities and powers and shall be subject to all duties and obligations of the Corporation organized under the Nevada Business Corporation Act.

4.	  The Surviving Corporation shall, upon the effective date hereof and thereafter, possess all at the rights, privileges, immunities, and franchises as well of a public and as of a private nature of each of the merged corporations; all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other chases in action and all and every other interest, of or belonging to or due to each of the corporation so merged, shall be taken and deemed to be transferred and invested in such Surviving Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested in any of such corporations shall not revert to any other party or be in any way impaired by reason of such merger but shall vest in the Surviving Corporation.

5.	The Surviving corporation shall henceforth be responsible and liable for all of the liabilities and obligations and debts of each of the corporations so merged; and any claim to existing or action or proceeding pending by or against any of such Corporations may be prosecuted as if such merger had not taken place or such Surviving Corporation may be substituted in the place of any submerged corporation. Neither the rights of creditors nor any liens upon the property of any merged corporation shall be impaired by the terms of this merger.

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III.	OWNERSHIP OF SHARES

STI is a Nevada corporation and is wholly-owned subsidiary of and it has issued and outstanding 100 shares of common stock of which are owned by SII.

SII is a Utah corporation and as of August 23, 1991, had 2,514,000 shares of common stock issued and outstanding.

In the merger, STI shall issue 2,514,00O.shares of its common stock to the existing stockholders of SII and shall issue 5,142,000 shares to the shareholders of Swiss Cellular Laboratories, Inc. As a part of the acquisition of that company by SII. All prior issued and outstanding shares of common stock of SII shall be canceled in the merger along with the 100 shares of STI presently held by SII.

IV.	CORPORATE APPROVAL

This Plan and these Articles of Merger were duly approved by the shareholders of SII and STI at a meeting held on August 23,1991, in Salt Lake City, Utah, after due notice of the purpose of the meeting was mailed to the stockholders of each of said Corporation at said stockholder's address as they appeared on the records of the Corporation. The plan and Articles of merger were duly approved by a majority of the outstanding shares of the common stock of each corporation. The number of common shares of SII voting in favor of said proposal being 2,380,550 (95%) and the number of shares voted against the proposal to merge being ___. All outstanding shares of common stock of STI were voted in favor of the merger.

V.	COMPLIANCE WITH LAWS

All conditions required by the laws of the States of Nevada and Utah applicable to the proposed merger have been satisfied.

VII.	SERVICE UNDER UTAH LAW

The Surviving Corporation hereby agrees that it may be served with process in Utah in any proceeding for the enforcement of the rights of a dissenting shareholder of SII against the Surviving Corporation. The Surviving Corporation hereby grants an irrevocable appointment of the Director of the Division of Corporations and Commercial Code of the State of Utah or legal successor as its agent to accept service of process in any such proceeding; and agrees that it will promptly pay to the dissenting shareholders SII the amount, if any, to which they shall be entitled under the provisions of Utah law with respect to the rights of dissenting shareholders.

VIII.  SIGNATURES

This Plan and these Articles of Merger were duly adopted and executed in duplicate by the president and Secretary of the Surviving corporation and each of the corporations which were parties hereto this 23 day of August, 1991.

Attest:  SUN INVESTMENTS, INC.
         a Utah corporation


By: /s/ Robert A. Larkins
----------------------------
Robert A. Larkins, Secretary

By: /s/ F. Lynn Mickelsen
----------------------------
F. Lynn Mickelsen, President

SWISS TECHNIQUE, INC.
a Nevada corporation

By: /s/  Robert A. Larkins
-----------------------------
Robert A. Larkins, President
and Secretary


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                               VERIFICATION

The undersigned, after being duly sworn, does hereby depose and state, that the undersigned is the secretary of Sun Investments, Inc., a Utah corporation, and the undersigned Secretary of Swiss Technique, Inc., a Nevada corporation, and that each has read the foregoing Plan and Articles of Merger and knows the contents thereof, and do hereby certify that this Plan and these Articles of Merger contain a truthful statement of the Plan and Articles of Merger as duly adopted by the Directors and Stockholders of the corporations.

SUN INVESTMENTS, INC.

/s/ Robert A. Larkins
-----------------------
Robert A. Larkins, Secretary


SWISS TECHNIQUE, INC.
----------------------------

/s/ Robert A. Larkins
---------------------
Robert A. Larkins,  Secretary

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